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Exhibit 3

AGNICO-EAGLE MINES LIMITED

CODE OF BUSINESS CONDUCT AND ETHICS FOR CONSULTANTS AND CONTRACTORS

Introduction

        The Code of Business Conduct and Ethics (the "Code of Ethics") embodies the commitment of Agnico-Eagle Mines Limited (the "Corporation") and its subsidiaries to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All consultants and contractors are expected to adhere to those principles and procedures of the Code of Ethics that apply to them.

Compliance and Reporting

        Any consultant or contractor who becomes aware of any existing or potential violation of the Code of Ethics should notify the Corporation in accordance with the procedures set out in the Confidential Anonymous Complaint Reporting Policy (the "Reporting Policy") available on the Corporation's website. All reports will be treated confidentially and it is the Corporation's policy not to allow retaliation against anyone for reports of misconduct made in good faith.

Confidentiality

        In carrying out the Corporation's business, consultants and contractors often learn confidential or proprietary information about the Corporation, its customers, suppliers, business partners, or other third parties. Consultants and contractors must respect and support the confidentiality of such information, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Corporation, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

Ore Reserves

        The calculation of ore reserves and mineral resources is to be made in a manner consistent with applicable laws, and the Corporation's policies and procedures. Ore reserve and other mineral resource estimates are considered confidential until made public by an officer with proper authority. Compliance with all legal requirements for the delineation of ore reserves and other mineral resources is critical.

        Ore reserves are one of the primary bases for the valuation of the Corporation's securities. Accurate and timely disclosure of ore reserve and mineral resource data is critical to the integrity of the Corporation within the investment community.

Insider Trading

        Securities legislation in Canada requires the Corporation to disclose material information in a timely manner. It also seeks to protect the public from abuse of material information by persons in a "special relationship" with the Corporation before it is generally disclosed by imposing sanctions for such abuse. These sanctions may be imposed on persons who have access to undisclosed material information about the Corporation as a result of that person's relationship with the Corporation (or an insider of the Corporation).

        It is and against policy for any consultant or contractor who is aware of material non-public information relating to the Corporation, or any of its customers, suppliers, service providers or other business partners, to buy or sell any securities of those issuers or to pass on the information to anyone else except in the necessary course of business. This conduct may also be illegal under applicable securities legislation. Accordingly, consultants and contractors with knowledge of confidential material information about the Corporation, or counter-parties in negotiations of material potential transactions, are prohibited from trading shares in the Corporation or any counter-party until the confidential material information has been fully disclosed and a reasonable period of time has passed for such information to be widely disseminated.

        Material information is information that would reasonably be expected to result in a significant change in, or to have a significant effect on, the market price or the value of a corporation's securities or which could affect the decision of a reasonable investor to invest in a corporation's securities. Examples include:

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  a major acquisition or disposition;
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  a significant change in capital or corporate structure;
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  anticipated significant changes in earnings or production;
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  change in dividends;
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  significant litigation;
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  entering into or loss of significant contracts;
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  disputes with major contractors or suppliers; and
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  public or private sale of additional securities.

        This is not an exhaustive list and other information may also constitute material information.

Acknowledgement

I, (insert name)                                              hereby acknowledge having reviewed this Code and that I understand its provisions and will respect this Code and its intent at all times.

Date:
(Signature)

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  Exhibit 3
AGNICO-EAGLE MINES LIMITED CODE OF BUSINESS CONDUCT AND ETHICS FOR CONSULTANTS AND CONTRACTORS